Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXACT SCIENCES CORPORATION

EXACT SCIENCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: Pursuant to the Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Certificate of Incorporation by deleting the first paragraph of Article “FOURTH” and substituting therefor a new first paragraph to read in its entirety as follows:

“FOURTH The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 405,000,000 shares, consisting of 400,000,000 shares of Common Stock with a par value of $0.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $0.01 per share (the “Preferred Stock”).”

THIRD: This Certificate of Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 23rd day of July, 2020.

EXACT SCIENCES CORPORATION

By:	/s/ D. Scott Coward
D. Scott Coward
Senior Vice President, General Counsel, Chief
Administrative Officer and Secretary